Exhibit 99.1

November 4, 2005


Quarterly Report
Third Quarter 2005

The earnings per share, on a diluted basis, for the nine months ended September 30, 2005 were up 6.7% over the nine months ended September 30, 2004. Earnings per share, on a diluted basis, for the third quarter were 54 cents per share compared to 57 cents last year. Earnings were $4.3 million for the year, compared to $4.2 million for the nine months ended September 30, 2004.

Assets were up 9.1% over last year. Loans now exceed $359 million and were up slightly over 2% on a year to date basis when compared to 2004. Deposits were up 13.5%, and with that increase in deposits were have experienced a rapid increase in short term rates which, coupled together, have caused up to experience a compression of our margins.

Recently we added Ron Durham as our new investment broker. We look forward to his contribution as he has had many years in the financial services industry, which we believe will add to our Wealth Management business. Additionally, we have added three new Bourbon County regional board members: Allyson Eads, a successful local business woman, whose family runs a local hardware and building supply store; Shackelford Parrish, who is a principal in the Clay Ward Agency; and Proctor Blair, who is a principal in the accounting firm of Ludwig, Blair and Bush. We believe that with the addition of these regional directors, we will be able to continue our long-standing success in Bourbon County.

Customers accepting our tobacco lump sum payout offer have resulted in approximately $10 million in tobacco contract assignments to Kentucky Bank. These assignments will result in an income stream to the bank beginning in January 2006.


Louis Prichard
President, CEO


                                         UNAUDITED


CONSOLIDATED BALANCE SHEET
                                                                                           Percentage
                                                      9/30/2005          9/30/2004           Change
Assets
  Cash & Due From Banks                             $  13,201,776      $   9,444,099          39.7%
  Securities                                          133,868,626        118,194,820          13.3
  Loans Held For Sale                                     214,414             11,848           n/m
  Loans                                               359,523,684        351,501,657           2.3
  Reserve for Loan Losses                               4,509,599          4,261,123           5.8
    Net Loans                                         355,014,085        347,240,534           2.2
  Federal Funds Sold                                   19,915,850              7,000           n/m
  Other Assets                                         31,733,280         32,634,354          -2.8
     Total Assets                                   $ 553,948,031      $ 507,532,655           9.1%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                          $  74,593,351      $  65,742,450          13.5%
    Savings & Interest Checking                       155,450,429        121,745,106          27.7
    Certificates of Deposit                           184,768,595        178,021,222           3.8
      Total Deposits                                  414,812,375        365,508,778          13.5
  Repurchase Agreements                                14,911,455         19,142,978         -22.1
  Other Borrowed Funds                                 75,217,275         75,182,690           0.0
  Other Liabilities                                     2,769,923          3,325,831         -16.7
    Total Liabilities                                 507,711,028        463,160,277           9.6
  Stockholders' Equity                                 46,237,003         44,372,378           4.2
    Total Liabilities & Stockholders' Equity        $ 553,948,031       $507,532,655           9.1%


CONSOLIDATED INCOME STATEMENT

                                                Nine Months Ending                       Three Months Ending
                                                                  Percentage                               Percentage
                                        9/30/2005       9/30/2004   Change       9/30/2005      9/30/2004    Change

Interest Income                       $ 21,073,699    $ 19,235,472    9.6%      $ 7,320,613    $ 6,505,838     12.5%
Interest Expense                         8,221,848       6,645,498   23.7         3,075,087      2,253,907     36.4
  Net Interest Income                   12,851,851      12,589,974    2.1         4,245,526      4,251,931     -0.2
Loan Loss Provision                        583,100         620,000   -6.0           166,600        170,000     -2.0
  Net Interest Income After Provision   12,268,751      11,969,974    2.5         4,078,926      4,081,931     -0.1
Other Income                             5,107,459       5,120,511   -0.3         1,719,417      1,813,605     -5.2
Other Expenses                          11,601,387      11,287,667    2.8         3,827,963      3,661,560      4.5
  Income Before Taxes                    5,774,823       5,802,818   -0.5         1,970,380      2,233,976    -11.8
Income Taxes                             1,495,818       1,634,607   -8.5           540,576        654,509    -17.4
  Net Income                             4,279,005       4,168,211    2.7         1,429,804      1,579,467     -9.5
Net Change in Unrealized Gain (loss)
  on Securities                           (802,862)       (745,011)   7.8          (603,586)     1,734,946   -134.8
  Comprehensive Income                $  3,476,143    $  3,423,200    1.5%     $    826,218    $ 3,314,413    -75.1%

Selected Ratios
  Return on Average Assets                    1.08%           1.08%                    1.05%          1.27%
  Return on Average Equity                    12.5            12.0                     12.3           14.1

  Earnings Per Share                       $  1.60         $  1.50                  $  0.54        $  0.58
  Earnings Per Share - assuming dilution      1.59            1.49                     0.54           0.57
  Cash Dividends Per Share                    0.69            0.63                     0.23           0.21
  Book Value Per Share                       17.31           16.56

  Market Price                          High        Low         Close
    Third Quarter '05                  $30.50      $29.50      $30.50
    Second Quarter '05                 $30.50      $28.05      $29.75

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